eAutoclaims.comTM Issues Guidance -
                         New Marketing Programs/Alliances

For Immediate Release

Oldsmar, FL, March 18, 2004 - eAutoclaims, Inc. (OTC BB: EACC), which provides online claims management for the auto insurance industry through both application services provider (ASP) and outsourcing solutions, recently announced a new Co-Marketing Agreement with ADP Claims Service Group. Today the Company issued guidance as a result of its new strategic alliance agreement and other internal marketing programs that the Company intends to roll out over the next 18-months.

The Company expects to adopt a different revenue recognition policy on all new business generated from their Co-Marketing Agreement with ADP Claims Services Group. The Company will recognize only net revenue, after the cost of the repair, on all of the sales from this new Co-Marketing Agreement. The difference in the revenue recognition policy is caused by the change in the structure of the transaction under the agreement. This is mainly a result of ADP, not EACC, being obligated to pay the repair shop. Therefore, while revenue per repair will be reduced, the margin percentage per repair will increase substantially. The Company will continue to recognize gross repair revenue on all other sales, as the Company has done historically.

According to Eric Seidel, President/CEO, "Starting in February we have been investing heavily to increase our infrastructure and to scale-up our current staffing levels for the anticipated growth in business." "In the short-term, this will have a negative impact on our quarterly numbers. However, while there is no guarantee, we expect to show impressive growth in both revenue and net income in fiscal 2005." The Company's new fiscal year begins in August.

Under the adjusted financial model, inclusive of the ADP co-marketing business, the Company expects to report revenues of $40 million and net profit of $2 million for the fiscal year ending July 31, 2005.

The Company has also announced the expected expansion of their heavy equipment business in the coming year. Eric Seidel, President and CEO, said "We are excited about the expected growth in our heavy equipment business over the next 18 months. This is also considered in our numbers for next year. The new heavy equipment business is already beginning to grow."


About eAutoclaims eAutoclaims:
is a business services company that provides the insurance industry with claims management services through both ASP and integrated outsourcing solutions. The Company's clients are insurance companies, fleet management companies and insurance services companies. eAutoclaims' solutions streamline the claims handling process, decreasing the overall time and cost required to process a collision claim and reducing average paid losses for its clients. The Company handles repair estimates, repair audits and claims systems administration services for automobile claims that are processed and tracked via the eAutoclaims Web-based platform and network of service providers.

For more information, contact:
Jeff Dickson
(813)-749-1020 ext. 202
investor-relations@eautoclaims.com


This announcement contains "forward-looking statements." Words such as "anticipate", "believe", "estimate", "expect" and other similar expressions as they relate to the Company and its management are intended to identify such forward-looking statements. Although the Company and its management believe that the statements contained in this announcement are reasonable, it can give no assurances that such statements will prove correct. The company's guidance is based on a number of factors that may effect actual results, which include the timing of rollout of the ADP program, number of claims processed, ability to meet the requirements imposed by ADP under the agreement, ability to raise the capital necessary to implement this program, and technological initiatives and infrastructure improvements. Factors that could affect the occurrence of events or results discussed herein are also included with those mentioned in the Company's filings with the Securities and Exchange Commission.